Exhibit 99.1

Reported positive results from the potentially registrational Phase 2 ZEPHYR trial of ML-007C-MA in schizophrenia, supporting advancement into a Phase 3 ZEPHYR-2 trial

Continued advancement of ML-007C-MA in ADP, with enrollment ongoing in the Phase 2 VISTA trial and topline results expected in the second half of 2027

Reported Phase 2 IRIS results for ML-004 in autism spectrum disorder, with clinically meaningful improvements in irritability observed in a prespecified adolescent subgroup

Primarily focusing resources on the advancement of ML-007C-MA

Ended the quarter with $351.3 million in cash, cash equivalents and investments, which, together with the Company’s recent $150 million private placement, is expected to extend cash runway through 2028, including through the projected readouts for both VISTA and ZEPHYR-2

SAN FRANCISCO and BOSTON, August 13, 2026 (GLOBE NEWSWIRE) — MapLight Therapeutics, Inc. (Nasdaq: MPLT), a clinical-stage biopharmaceutical company focused on improving the lives of patients suffering from debilitating central nervous system disorders, today reported financial results for the second quarter ended June 30, 2026, and provided a business update.

“With positive Phase 2 data from ZEPHYR and continued progress in VISTA, we are focusing our efforts on advancing ML-007C-MA in both schizophrenia and ADP,” said Chris Kroeger, Co-Founder and Chief Executive Officer of MapLight. “In schizophrenia, ZEPHYR met its primary endpoint and achieved meaningful efficacy results, an encouraging cognitive signal and a tolerability profile designed to translate into real-world use, supporting our planned registrational Phase 3 ZEPHYR-2 trial. In ADP, enrollment in VISTA remains ongoing, with topline results expected in the second half of 2027. Together with our recent private placement and continued focus on capital discipline, we believe we are well positioned to execute on both programs through these key milestones.”

Business Update and Upcoming Milestones

ML-007C-MA (M1/M4 Muscarinic Agonist) for the Treatment of Schizophrenia

•

Reported positive topline results in July 2026 from the Phase 2 ZEPHYR trial of ML-007C-MA in adults with schizophrenia experiencing an acute exacerbation of psychosis. The trial met its primary endpoint, with the 210/3 mg twice-daily dose demonstrating a statistically significant and clinically meaningful reduction in PANSS total score compared with placebo at Week 5.

•

ML-007C-MA also demonstrated improvement on a prespecified cognitive-function endpoint in participants with baseline cognitive impairment and significant separation on key secondary endpoints, including CGI-S and the PANSS Marder positive factor.

•

ML-007C-MA was generally well tolerated, with no serious or drug-related severe adverse events and low rates of GI-related discontinuations. Its clinical profile, including simple initiation, 99% of patients reaching the target dose and no fasting requirement, is designed to translate into real-world use.

•	The Company plans to engage with the FDA at an End-of-Phase 2 meeting to discuss the registrational path forward, including the planned Phase 3 ZEPHYR-2 trial, with topline results expected in 2028.

ML-007C-MA for the Treatment of Alzheimer’s Disease Psychosis (ADP)

•	Continued enrollment in the Phase 2 VISTA trial, a randomized, double-blind, placebo-controlled study evaluating ML-007C-MA in approximately 300 participants with ADP.

•	ML-007C-MA received Fast Track designation from the FDA in December 2025 for the treatment of hallucinations and delusions associated with ADP.

•	Topline results from VISTA are expected in the second half of 2027.

ML-004 (5-HT1B/1D Agonist) for the Treatment of Autism Spectrum Disorder (ASD)

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Reported topline results in June 2026 from the Phase 2 IRIS trial of ML-004 in autism spectrum disorder. While the study did not meet its primary endpoint in social communication, a prespecified analysis demonstrated clinically meaningful improvements in irritability among adolescents with moderate or greater baseline irritability.

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ML-004 was generally well tolerated in the IRIS trial, with no severe or serious adverse events in the active treatment arm. This profile is relevant in a treatment setting with limited approved options, where antipsychotic-associated tolerability concerns can present challenges for long-term use, particularly in younger patients.

•	Following its planned End-of-Phase 2 discussion with the FDA, the Company intends to evaluate the path forward for ML-004, including potential strategic collaborations and/or funding alternatives.

Corporate Updates

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In August 2026, the Company announced a $150 million private placement, with participation from new and existing institutional investors. Proceeds from the financing are expected to primarily support the continued advancement of ML-007C-MA, including funding the planned Phase 3 ZEPHYR-2 trial and ongoing Phase 2 VISTA trial, and for working capital and other general corporate purposes. Based on its current operational plans and assumptions, MapLight expects that its existing cash, cash equivalents and investments, together with the net proceeds from the PIPE, will be sufficient to fund the continued advancement of ML-007C-MA through 2028.

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The Company is focusing resources on the advancement of ML-007C-MA, including pausing further investment in preclinical and discovery-stage programs and foregoing advancement of those programs into clinical development under the current operating plan.

Second Quarter 2026 Financial Results

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Cash Position: Cash, cash equivalents and investments were $351.3 million as of June 30, 2026. Based on current operational plans and assumptions, the Company expects that its existing cash, cash equivalents and investments, together with the net proceeds from the recent private placement, will be sufficient to fund the continued advancement of ML-007C-MA through the end of 2028.

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R&D Expenses: Research and development (R&D) expenses were $53.4 million for the second quarter of 2026, as compared to $26.8 million for the second quarter of 2025. R&D expenses increased primarily due to increases in clinical trial expenses and employee-related expenses, including an increase in stock-based compensation expense of $5.6 million.

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G&A Expenses: General and administrative (G&A) expenses were $10.1 million for the second quarter of 2026, as compared to $3.8 million for the second quarter of 2025. G&A expenses increased primarily due to increases in employee-related expenses, including an increase in stock-based compensation expense of $2.9 million, and increases in professional fees and other expenses.

•	Net Loss: Net loss was $60.2 million for the second quarter of 2026, as compared to $29.8 million for the second quarter of 2025.

About MapLight Therapeutics

MapLight Therapeutics is a clinical-stage biopharmaceutical company focused on improving the lives of patients suffering from debilitating central nervous system disorders. The Company was founded by globally recognized leaders in psychiatry and neuroscience research to address the lack of circuit-specific pharmacotherapies available for patients. The Company’s discovery platform holds the potential to fill this void by identifying neural circuits causally linked to disease and targeting those circuits for therapeutic modulation.

For more information, please visit www.maplightrx.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, the clinical development and potential benefits of ML-007C-MA and ML-004, the design, timing and conducting of future clinical trials, the registrational pathway for the Company’s product candidates, including holding EOP2 meetings with the FDA for ML-007C-MA and ML-004 and planned regulatory submissions, the availability and timing of results from the Company’s Phase 2 VISTA trial and the Company’s Phase 3 ZEPHYR-2 trial, and the potential benefits of the Company’s discovery platform. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, are intended to identify forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in the Company’s filings with the U.S. Securities and Exchange Commission (SEC)), many of which are beyond the Company’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: the unpredictable relationship between preclinical study results and clinical study results; the risk that results obtained in any clinical trials to date may not be indicative of results obtained in ongoing or future trials; the timing or likelihood of regulatory filings and approvals; expectations regarding the Company’s ability to fund its current operations; and other risks and uncertainties identified in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and subsequent disclosure documents the Company may file with the SEC. The Company claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

MapLight Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$53,435	$26,846	$107,119	$46,633
General and administrative	10,113	3,817	20,932	7,573

Total operating expenses	63,548	30,663	128,051	54,206

Loss from operations	(63,548)	(30,663)	(128,051)	(54,206)

Other income, net:
Interest income	2,349	688	4,821	1,499
Other income, net	1,007	130	2,370	522

Net loss	$(60,192)	$(29,845)	$(120,860)	$(52,185)

Net loss per share - basic and diluted	$(1.32)	$(39.11)	$(2.66)	$(68.46)

Weighted-average number of common shares outstanding - basic and diluted	45,431,359	763,044	45,354,488	762,325

Select Condensed Consolidated Balance Sheet Data

(Unaudited)

(in thousands)

	June 30, 2026	December 31, 2025
Cash, cash equivalents and investments	$351,341	$453,096
Total assets	368,348	479,512
Total current liabilities	19,294	16,229
Total liabilities	20,049	21,140
Total stockholders’ equity	348,299	458,372

For investor inquiries: investors@maplightrx.com

For media inquiries: media@maplightrx.com